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                                                                    Exhibit 13

                            [BRK Brands, Inc. letterhead]




                                                             February 27, 1998



Mr. Mark Devine
1111 Cambridge Lane
Shorewood, IL  60436

Dear Mark:

This letter will serve to confirm the Company's obligation to pay you separation payments and other severance benefits beyond those presently available under Company policy. These additional payments and benefits are being extended to you because of the importance the Company attributes to your continued employment given (i) the nature of your position, (ii) the likelihood the Company may experience a change of control through a corporate transaction and (iii) the need for confidentiality and continued superior performance from you while such a transaction is implemented.

The terms of this severance arrangement are set forth in the attached Exhibit 1.

Sincerely,

/s/ B. Joseph Messner
B. Joseph Messner
President and Chief Executive Officer

attachment

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                                                                      Exhibit 1

1.  Severance Benefits

BRK Brands, Inc., (the "Company") shall provide Mark Devine (the
"Executive") with the benefits set forth in Section 3 of this Exhibit 1 if his employment is terminated by the Company without cause attributable to the Executive. The Executive shall not be entitled to the benefits set forth in
Section 3 if:

a)  The Executive voluntarily terminates his employment with the Company;

b) The Executive dies or becomes incapacitated during the term of his employment; or

c) The Executive's employment is terminated by the Company for one or more of the following reasons:

     1) The Executive has been convicted of, or has pleaded guilty or nolo contendere to any felony or a crime involving moral turpitude;

     2) The Executive has materially failed or refused to perform his duties hereunder and such material failure or refusal has continued for a period of ten (10) days following written notice of such failure or refusal in reasonable detail, it being understood that the Company's failure to achieve its business plan or projections shall not itself be considered a failure or refusal to perform duties;

     3) The Executive has breached any provision of his Confidential Information and Inventions Agreement ("Confidentiality Agreement") with the Company; or

     4) The Executive has committed any fraud, embezzlement, misappropriation of the funds, breach of fiduciary duty or other act of dishonesty, intentional malfeasance against the Company or material breach of Company policy.

2.  Notice of Termination

Termination of the Executive's employment with the Company by the Executive or by the Company shall be communicated by written "Notice of Termination" to the other party at their last known address.

3.  Specific Benefits

a)   Subject to the conditions set forth in Section 1 and as specified in this
     Section 3, the Executive shall be entitled to receive the following benefits:

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     1)  Periodic Payments. The Executive shall be paid a monthly termination benefit in an amount equal to 1/12th of his annual base salary in effect as of the termination date less any applicable payroll or other taxes required by law to be withheld ("monthly payment"). For purposes of this Agreement, "annual base salary" shall not include any cost of living adjustments, bonus payments, or other forms of supplementary compensation. Provided that Executive complies with his obligations under the Confidentiality Agreement and is otherwise entitled to benefits under Section 1, Executive shall continue to receive such monthly payments until such time as he becomes employed, he dies, he becomes incapacitated, or he has received a total of twelve (12) such monthly payments, whichever occurs first. Said monthly payments shall be paid on the first business day of each calendar month beginning with the first calendar month following the date of termination.

     2) Accrued But Unused Vacation Time. The Company shall pay to the Executive, in a lump sum within 31 days after the termination date, all vacation time accrued but unused by the Executive prior to the termination date.

     3) Insurance Benefits. Subject to his payment of the employee contribution or share as specified in the Company's employee benefit plans and his continuing compliance with the Confidentiality Agreement, the Executive shall continue to participate, to the same extent and level he was participating as of the termination date in any life, accident, disability, health and dental insurance plans and other similar fringe benefits of the Company, through the last day of the month in which the last monthly payment is due him under Section 3(a)(1) above.

b) It is understood and agreed that the Company's obligation to make monthly payments as specified in Section 3(a)(1) and to allow continuing participation in employee benefit plans as specified in Sections 3(a)(2) and (3) is contingent upon the Executive's continuing compliance with his obligations under the Confidentiality Agreement. If the Company determines that the Executive has failed to comply with said obligations, it may cease making the monthly payments and cease any contribution for employee benefits and may further recover from the Executive any monthly payments made to and any monthly premium payments made for the Executive prior to the date of its determination but after the Executive initially failed to comply.

c) It is further understood and agreed that the Executive will promptly notify the Company if he obtains other employment and the Executive promises that he will return any monthly payment erroneously made to him prior to the Company's receipt of notification of the Executive's other employment together with a reimbursement of any premium payment erroneously made on his behalf by the Company prior to its receipt of such notice.


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d)   Finally, it is understood and agreed that the monthly payments specified in
     Section 3(a)(1) shall be reduced to the extent of any unemployment or other insurance benefits paid to the Executive by the State or the Company.

4. Limitation on Payments. Anything herein to the contrary notwithstanding, in no event shall the present value of all payments made to the Executive by the Company hereunder which constitute "parachute payments" (within the meaning of Section 280(G)(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to clause A(ii) thereof), when aggregated with any other payments made by the Company to the Executive which constitute "parachute payments" (as so defined), exceed 299% of the Executive's "base amount" (within the meaning of said Section 280(G)) unless the applicable percentage of the holders of the Company's common stock outstanding as of the date of such payments shall approve such payments after appropriate disclosure. The Company agrees to make reasonable efforts to obtain such stockholder approval. For the purposes hereof, the "present value" of any payment shall be determined in accordance with Section 280(G) of the Code.

5.  Assignment and Transfer

a) The Executive. Neither this Exhibit 1 nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Exhibit 1 be encumbered, transferred or in any way anticipated.

b) The Company. This Exhibit 1 shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity, and the provisions of this
     Exhibit 1 shall inure to the benefit of any such successor in interest to the Company. It is further intended that the provisions of this Exhibit 1 shall be binding on any such successor in interest to the Company, provided that if the terms of such merger, consolidation or transfer render it impractical to pay the benefits provided by this Exhibit 1, the Company shall only be required to make reasonable efforts to procure the payment of equivalent benefits.

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